Exhibit 2.2

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

)
In re	)	Chapter 11 Cases
)
Adelphia Communications Corporation, et al.,	)	Case No. 02-41729 (REG)
)
Debtors.	)	Jointly Administered
)

ORDER CONFIRMING FIRST MODIFIED

FIFTH AMENDED JOINT CHAPTER 11 PLAN FOR

ADELPHIA COMMUNICATIONS CORPORATION

AND CERTAIN OF ITS AFFILIATED DEBTORS

Table of Contents

		Page

FINDINGS		4
A.	Definitions	4
B.	Jurisdiction and Venue	4
C.	Judicial Notice of Docket	4
D.	Notice of Confirmation Hearing	4
E.	Transmission of Ballots	5
F.	Good Faith Solicitation (11 U.S.C. § 1125(e))	5
G.	Ballot Certification; Vote Changes (Bankruptcy Rule 3018)	5
H.	Modification of Plan (11 U.S.C. § 1127(a))	6
I.	Proper Classification (11 U.S.C. §§ 1122(a), 1123(a)(1))	7
J.	Impaired/Unimpaired Classes (11 U.S.C. §§ 1123(a)(2)-(3))	9
K.	Acceptance of Plan (11 U.S.C. § 1126)	9
L.	Deemed Acceptance (11 U.S.C. § 1126(f))	10
M.	Intercompany Claims	10
N.	Treatment of Claims and Equity Interests within Classes (11 U.S.C. § 1123(a)(4))	10
O.	Means for Implementation (11 U.S.C. § 1123(a)(5))	10
P.	Non-Voting Equity Securities (11 U.S.C. § 1123(a)(6))	10
Q.	Officers and Directors (11 U.S.C. § 1123(a)(7))	11
R.	Compliance with Bankruptcy Rule 3016(a)	11
S.	Compliance with Bankruptcy Code (11 U.S.C. § 1129(a)(1))	11
T.	Proponents’ Compliance with Bankruptcy Code (11 U.S.C. § 1129(a)(2)). The Proponents of the Plan have complied with the applicable provisions of the Bankruptcy Code, satisfying the requirements of section 1129(a)(2) of the Bankruptcy Code	11
U.	Plan Proposed in Good Faith (11 U.S.C. § 1129(a)(3))	11
V.	Payments for Services, Costs and Expenses (11 U.S.C. § 1129(a)(4))	11
W.	Directors and Officers (11 U.S.C. § 1129(a)(5))	12
X.	No Rate Changes (11 U.S.C. § 1129(a)(6))	13
Y.	Best Interests of Creditors (11 U.S.C. § 1129(a)(7))	13
Z.	Acceptance by Certain Classes (11 U.S.C. § 1129(a)(8))	13

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

)
In re	)	Chapter 11 Cases
)
Adelphia Communications Corporation, et al.,	)	Case No. 02-41729 (REG)
)
Debtors.	)	Jointly Administered
)

ORDER CONFIRMING FIRST MODIFIED

FIFTH AMENDED JOINT CHAPTER 11 PLAN FOR

ADELPHIA COMMUNICATIONS CORPORATION

AND CERTAIN OF ITS AFFILIATED DEBTORS

Upon the Fifth Amended Joint Chapter 11 Plan for Adelphia Communications Corporation and Certain of its Affiliated Debtors, dated October 16, 2006 (the “Plan”), which plan was proposed and filed by the Debtors (as defined in the Plan), the Official Committee of Unsecured Creditors appointed in the Chapter 11 Cases (the “Creditors Committee”), Wachovia Bank, National Association, as Administrative Agent under the UCA Credit Agreement, and Bank of Montreal, as Administrative Agent under the Olympus Credit Agreement (collectively, to the extent provided in the Plan, the “Proponents”); and upon the Debtors’ Fourth Amended Disclosure Statement Pursuant to Section 1125 of the Bankruptcy Code, dated November 21, 2005, and the supplements thereto (i) dated April 28, 2006, (ii) approved by order dated June 8, 2006, and (iii) dated October 16, 2006, respectively, including all exhibits and schedules thereto, as amended, supplemented or modified from time to time, in each case, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code (collectively, the “Disclosure Statement”); and upon the record of the hearings held before this Court to approve the Disclosure Statement (collectively, the “Disclosure Statement Hearings”); and upon the orders of the Court dated November 23, 2005, April 28, 2006, June 8, 2006, and October 17,

2006 (collectively, the “Disclosure Statement Orders”), approving, among other things, the form of the Disclosure Statement, ballots and other solicitation materials (collectively, the “Solicitation Materials”); and upon the Motion of the Proponents Pursuant to Bankruptcy Rule 9019 and Section 105 of the Bankruptcy Code Seeking Approval of Global Settlement of Inter-Estate Issues; and upon the declarations, certifications and related supplements of Angharad Bowdler, Jane Sullivan, and Brian P. Guiney (collectively, the “Voting Certification”; Docket Nos. 12624, 12625, 12626, 12691, 12692 and 12693) filed with the Court on December 2, 2006 and December 5, 2006; and the October 17, 2006 Disclosure Statement Order having fixed November 24, 2006, at 4:00 p.m. (prevailing New York time) as the last day and time for filing of objections to confirmation of the Plan; and the solicitation of acceptances from holders of Claims against and Equity Interests in the Debtors having been made substantially within the time and in the manner set forth in the applicable orders of this Court; and upon the affidavits of service and certificates of publication filed with respect to the mailing and publication of the Solicitation Materials; and upon the objections to confirmation of the Plan filed by the parties identified on Exhibit A hereto (collectively, the “Objections”); and upon the proposed Modifications (as defined below) to the Plan proposed by the Proponents (including, as a result of certain of the Modifications, Bank of America, N.A., as Administrative Agent under the Century Credit Agreement) in the draft First Modified Fifth Amended Joint Chapter 11 Plan for Adelphia Communications Corporation and Certain of its Affiliated Debtors filed on December 12, 2006 (Docket No. 12770), the Supplemental Notice, And Application For Approval, Of Modifications To Fifth Amended Joint Chapter 11 Plan For Adelphia Communications Corporation And Certain Affiliated Debtors Pursuant To Section 1127(a) Of The Bankruptcy Code And Rule 3019 Of The Federal Rules Of Bankruptcy Procedure, dated December 14, 2006

(Docket No. 12800), and upon the Notice of Filing of Changed Pages of Draft of First Modified Fifth Amended Joint Chapter 11 Plan for Adelphia Communications Corporation and Certain of its Affiliated Debtors (Docket No. 12853), and upon the record of the Confirmation Hearing; and upon the various plan documents that were filed with this Court, including but not limited to the form of Plan Administrator Agreement and the form of CVV Declaration (collectively, as defined in the Plan, the “Plan Documents”); and upon (i) the Memorandum of Law in Support of Confirmation of Fifth Amended Joint Chapter 11 Plan for Adelphia Communications Corporation and Certain Affiliated Debtors and in Response to Certain Objections Thereto, dated December 4, 2006, (ii) the Addendum to Memorandum of Law in Support of Confirmation of Fifth Amended Joint Chapter 11 Plan for Adelphia Communications Corporation and Certain Affiliated Debtors and in Response to Certain Objections Thereto, dated December 4, 2006 (collectively, the “Memorandum In Support”), and (iii) any other responses to the Objections; and upon the other pleadings filed in connection with this Court’s consideration of confirmation of the Plan and the proposed Modifications thereto; and a hearing to consider confirmation of the Plan having been held before this Court on December 7-8, 11-15 and 18-19, 2006 (the “Confirmation Hearing”); and upon the full and complete record of the Confirmation Hearing and all matters and proceedings heretofore part of the record of the Chapter 11 Cases; and upon this Court’s “Bench Decision on Confirmation,” dated January 3, 2007 (the “Confirmation Bench Decision”) (Docket No. 12920); and upon this Court’s “Bench Decision on Rigas Sub-Debt,” dated January 3, 2007 (the “Rigas Pay-over Bench Decision”) (Docket No. 12921); and after due deliberation and sufficient cause appearing therefor,

FINDINGS

IT IS HEREBY FOUND that:

A.                                   Definitions.  All capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Plan.

B.                                     Jurisdiction and Venue.  This Court has jurisdiction over the Chapter 11 Cases pursuant to 28 U.S.C. §§ 157 and 1334.  Venue is proper before the Court pursuant to 28 U.S.C. §§ 1408 and 1409.  Confirmation of the Plan is a core proceeding under 28 U.S.C. § 157(b)(2), and this Court has exclusive jurisdiction to determine whether the Plan complies with the applicable provisions of title 11 of the United States Code (the “Bankruptcy Code”) and should be confirmed.

C.                                     Judicial Notice of Docket.  This Court takes judicial notice of the docket of the Chapter 11 Cases maintained by the clerk of this Court, including, without limitation, all pleadings and other documents filed, all orders entered, and all evidence and arguments made, proffered or adduced at the hearings held before this Court during the pendency of the Chapter 11 Cases, including, without limitation, the Confirmation Hearing, the Disclosure Statement Hearings, the pleadings filed in support of and the hearings conducted in connection with entry of the 363 Sale Order, the pleadings filed in support of and the hearings conducted in connection with the JV Plan, and the pleadings filed and the hearings conducted to date with respect to the Inter-Creditor Dispute.

D.                                    Notice of Confirmation Hearing.  Written notice of the Confirmation Hearing, the treatment of Claims and Equity Interests under the Plan, other matters relevant to confirmation of the Plan, and the relevant deadlines for the submission of ballots and objections, as approved and prescribed by the Court in the Disclosure Statement Orders, has been given substantially in accordance with such orders, and such notice is adequate and sufficient pursuant to sections 1127 and 1128 of the Bankruptcy Code, Rules 2002(b) and 3020 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), applicable local rules, and other applicable law.

E.                                      Transmission of Ballots.  Ballots were transmitted to holders of Claims and Equity Interests in the Classes under the Plan that are treated as impaired (“Impaired”) within the meaning of section 1124 of the Bankruptcy Code (the “Voting Impaired Classes”) and entitled to vote on the Plan in accordance with the Plan and the Disclosure Statement Orders.

F.                                      Good Faith Solicitation (11 U.S.C. § 1125(e)).  The Proponents solicited votes for the Plan from the holders of Claims and Equity Interests in the Voting Impaired Classes in good faith and in a manner consistent with the Bankruptcy Code, including, but not limited to, section 1125(e) of the Bankruptcy Code.

G.                                     Ballot Certification; Vote Changes (Bankruptcy Rule 3018).  The Voting Certification is consistent with Bankruptcy Rule 3018 and complies with the requirements of Rule 3018-1 of the Local Rules for the United States Bankruptcy Court for the Southern District of New York.  Sufficient cause has been shown under Bankruptcy Rule 3018, after such notice and a hearing as warranted under the circumstances, for the votes reflected in the Stipulation and Agreed Order with Respect to Fifth Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code for Adelphia Communications Corporation and Certain Affiliated Debtors, (Docket No. 12732) (the “FV Holdco Stip”) and the Emergency Motion Requesting Court Approval Of Change Of Vote Of Certain Syndicate Bank Lenders In Bank Syndicate Claims Classes SD 3CS, SD 3OS, And SD 3US And FrontierVision Bank Claims Class SD 3 (FV) In Support Of First Modified Fifth Amended Joint Chapter 11 Plan For Adelphia Communications Corporation And Certain Of Its Affiliated Debtors Pursuant To The Modified Stipulated Order

(Docket No. 12778) (the “Syndicate Lender Motion”) to be changed from “rejecting” votes to “accepting” votes on the Plan in the applicable Classes under the Plan (collectively, the “New Accepting Votes”).

H.                                    Modification of Plan (11 U.S.C. § 1127(a)).  Pursuant to and in compliance with section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, the Proponents proposed certain modifications (collectively, including the modifications to the Plan required by the Confirmation Bench Decision, the “Modifications”) to the Plan (1) as reflected in the modified version of the Plan filed on December 12, 2006 (including the changes reflected in the (a) FV Holdco Stip, (b) the Stipulation and Agreed Order Among Plan Proponents and JPMC with respect to Fifth Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code for Adelphia Communications Corporation and Certain Affiliated Debtors (Docket No. 12769) (the “JPMC Stip”), and (c) the Stipulation and Order Regarding Objection of Class Action Plaintiffs and Plan Modification (Docket No. 12491), (2) by motion dated December 14, 2006, (3) as reflected in the changed pages to the Plan filed on December 19, 2006, and (4) on the record at the Confirmation Hearing.  In accordance with Bankruptcy Rule 3019, the Modifications do not (1) affect the classification of Claims or Equity Interests, (2) constitute material modifications of the Plan under section 1127 of the Bankruptcy Code, (3) cause the Plan to fail to meet the requirements of sections 1122 or 1123 of the Bankruptcy Code, (4) materially and adversely change the treatment of Claims or Equity Interests (other than any Claims and Equity Interests held by those who have accepted such Modifications in writing or in open court), (5) require resolicitation of acceptances or rejections from any holders of Claims or Equity Interests, or (6) require that any such holders be afforded an opportunity to change previously cast acceptances or rejections of the Plan.  Under the circumstances, the form and manner of notice of the proposed Modifications are adequate, and no other or further notice of the proposed Modifications is necessary or required.  All references to the Plan hereinafter contained in this Order shall be to the Plan as modified, and such Plan as modified shall constitute the First Modified Fifth Amended Joint Chapter 11 Plan for Adelphia Communications Corporation and Certain of its Affiliated Debtors, dated as of January 3, 2007, as Confirmed.

I.                                         Proper Classification (11 U.S.C. §§ 1122(a), 1123(a)(1)).  The Plan provides for the treatment of Administrative Claims, Fee Claims and Priority Tax Claims.  Consistent with the requirements of section 1123(a)(1) of the Bankruptcy Code, the Plan establishes the following Classes of Claims and Equity Interests:

Class	Type of Claim or Equity Interest

ACC Debtors’ Claims and Equity Interests

Class ACC 1	ACC Priority Claims Class

Class ACC 2	ACC Secured Claims Class

Class ACC 3	ACC Senior Notes Claims Class

Class ACC 4	ACC Trade Claims Class

Class ACC 5	ACC Other Unsecured Claims Class

Class ACC 6	ACC Subordinated Notes Claims Class

Class ACC 7	ACC Existing Securities Law Claims Class

Class ACC 8	ACC Preferred Stock Interests Class

Class ACC 9	ACC Common Stock Interests Class

Class ACC 10	ACC Subsidiary Equity Interests Class

Subsidiary Debtor Claims and Equity Interests

Class SD 1	Subsidiary Debtor Priority Claims Class

Class	Type of Claim or Equity Interest

Class SD 2	Subsidiary Debtor Secured Claims Class

Class SD 3CA (Century Admin)	Century Bank Administrative Agent Claims Class

Class SD 3CN (Century Non-Admin)	Century Bank Non-Administrative Agent Claims Class

Class SD 3CS (Century Syndicate)	Century Bank Syndicate Claims Class

Class SD 3CWach (Century Wachovia)	Century Wachovia Claims Class

Class SD 3CBMO (Century BMO)	Century BMO Claims Class

Class SD3 (FV)	FrontierVision Bank Claims Class

Class SD 3OA (Olympus Admin)	Olympus Bank Administrative Agent Claims Class

Class SD 3ON (Olympus Non-Admin)	Olympus Bank Non-Administrative Agent Claims Class

Class SD 3OS (Olympus Syndicate)	Olympus Bank Syndicate Claims Class

Class SD 3OWach (Olympus Wachovia)	Olympus Wachovia Claims Class

Class SD 3OBOFA (Olympus BOFA)	Olympus BOFA Claims Class

Class SD 3UA (UCA Admin)	UCA Bank Administrative Agent Claims Class

Class SD 3UN (UCA Non-Admin)	UCA Bank Non-Administrative Agent Claims Class

Class SD 3US (UCA Syndicate)	UCA Bank Syndicate Claims Class

Class SD 3UBMO (UCA BMO)	UCA BMO Claims Class

Class SD 3UBOFA (UCA BOFA)	UCA BOFA Claims Class

Class SD 4	Subsidiary Debtor Trade Claims Class

Class SD 5	Subsidiary Debtor Other Unsecured Claims Class

Class SD 6	Arahova Notes Claims Class

Class SD 7	FPL Note Claims Class

Class	Type of Claim or Equity Interest

Class SD 8	FrontierVision Holdco Notes Claims Class

Class SD 9	FrontierVision Opco Notes Claims Class

Class SD 10	Olympus Notes Claims Class

Class SD 11	Subsidiary Debtor Existing Securities Laws Claims Class

Class SD 12	Subsidiary Debtor Equity Interests Class

The classification scheme of Claims and Equity Interests under the Plan is reasonable, not for any improper purpose, and complies with section 1122 of the Bankruptcy Code.  Claims or Equity Interests in each Class are substantially similar to the other Claims or Equity Interests in such Class.

J.                                        Impaired/Unimpaired Classes (11 U.S.C. §§ 1123(a)(2)-(3)).  The Plan specifies the treatment of Impaired Classes, satisfying the requirements of section 1123(a)(3) of the Bankruptcy Code, and the Plan specifies Unimpaired Classes (as defined in Finding L, below), satisfying the requirements of section 1123(a)(2) of the Bankruptcy Code.  All Classes of Claims and Equity Interests under the Plan, except for Classes ACC 1 (ACC Priority Claims Class), ACC 2 (ACC Secured Claims Class), SD 1 (Subsidiary Debtor Priority Claims Class), and SD 2 (Subsidiary Debtor Secured Claims Class) are Impaired and, except as provided in the Plan and Disclosure Statement Orders, were entitled to vote to accept or reject the Plan.

K.                                    Acceptance of Plan (11 U.S.C. § 1126).  As evidenced by the Voting Certification and as a result of the New Accepting Votes, the Plan has been accepted by all Voting Impaired Classes for which there existed holders of Claims or Equity Interests entitled to vote, in accordance with section 1126 of the Bankruptcy Code and consistent with Bankruptcy Rule 3018 and the Disclosure Statement Orders.

L.                                      Deemed Acceptance (11 U.S.C. § 1126(f)).  Classes ACC 1 (ACC Priority Claims Class), ACC 2 (ACC Secured Claims Class), SD 1 (Subsidiary Debtor Priority Claims Class), and SD 2 (Subsidiary Debtor Secured Claims Class) are not impaired under the Plan (“Unimpaired”) within the meaning of section 1124 of the Bankruptcy Code and deemed to accept the Plan pursuant to section 1126(f) of the Bankruptcy Code.

M.                                 Intercompany Claims.  Claims in the Intercompany Claims Class were not entitled to vote pursuant to the Plan and Disclosure Statement Orders, and shall receive the treatment provided in Section 5.3 of the Plan.

N.                                    Treatment of Claims and Equity Interests within Classes (11 U.S.C. § 1123(a)(4)).  The Plan provides for the same treatment for each Claim or Equity Interest of a particular Class, unless the holder of a particular Claim or Equity Interest agrees to less favorable treatment of such Claim or Equity Interest, satisfying the requirements of section 1123(a)(4) of the Bankruptcy Code.

O.                                    Means for Implementation (11 U.S.C. § 1123(a)(5)).  The Plan provides for adequate means for its implementation, satisfying the requirements of section 1123(a)(5) of the Bankruptcy Code.

P.                                      Non-Voting Equity Securities (11 U.S.C. § 1123(a)(6)).  The Debtors that are corporations are amending their respective corporate charters to provide that “[p]ursuant to Section 1123 of title 11 of the United States Code, notwithstanding any other provision contained herein to the contrary, to the extent prohibited by Section 1123 of title 11 of the United States Code, the Corporation shall not issue non-voting equity securities.”  Thus, the Plan satisfies the requirements of section 1123(a)(6) of the Bankruptcy Code with respect to the Debtors that are corporations.  The Debtors that are not corporations are limited liability companies or limited partnerships and do not issue stock.  Thus, the requirements of section 1123(a)(6) of the Bankruptcy Code are inapplicable with respect to the Debtors that are not corporations.

Q.                                    Officers and Directors (11 U.S.C. § 1123(a)(7)).  The Plan contains only provisions that are consistent with the interests of creditors and equity security holders and with public policy with respect to the manner of selection of officers and directors of each of the Debtors on and after the Effective Date, satisfying the requirements of section 1123(a)(7) of the Bankruptcy Code.

R.                                     Compliance with Bankruptcy Rule 3016(a).  The Plan is dated and identifies the entities proposing it, thereby satisfying Bankruptcy Rule 3016(a).

S.                                      Compliance with Bankruptcy Code (11 U.S.C. § 1129(a)(1)).  The Plan complies with the applicable provisions of the Bankruptcy Code, satisfying the requirements of section 1129(a)(1) of the Bankruptcy Code.

T.                                     Proponents’ Compliance with Bankruptcy Code (11 U.S.C. § 1129(a)(2)). The Proponents of the Plan have complied with the applicable provisions of the Bankruptcy Code, satisfying the requirements of section 1129(a)(2) of the Bankruptcy Code.

U.                                    Plan Proposed in Good Faith (11 U.S.C. § 1129(a)(3)).  Based upon the testimony submitted, adduced and/or proffered at the Confirmation Hearing, the Plan has been proposed by the Proponents in good faith and not by any means prohibited by law, satisfying the requirements of section 1129(a)(3) of the Bankruptcy Code.

V.                                     Payments for Services, Costs and Expenses (11 U.S.C. § 1129(a)(4)).  Any payment made or to be made by the Debtors on account of Fee Claims for services or for costs and expenses in, or in connection with, the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, has been approved by, or is subject to the approval of, this Court as reasonable, satisfying the requirements of section 1129(a)(4) of the Bankruptcy Code.  The review and payment of Settlement Party Fee Claims shall be governed by decretal paragraph 10 hereof.

W.                                Directors and Officers (11 U.S.C. § 1129(a)(5)).  The Proponents have disclosed, to the extent known, the identity and affiliations of the individuals proposed to serve, after confirmation of the Plan, as directors and officers of each of the Debtors; the appointment to, or continuance in, such offices of such individuals is consistent with the interests of the Debtors’ creditors and equity interest holders and with public policy; and the Proponents have disclosed, to the extent known, the identity of any insiders who will be employed or retained by the Debtors subsequent to consummation of the Plan and the nature of any compensation to be paid to such insiders.  Among other things, the Proponents have disclosed that Quest Turnaround Advisors, LLC shall serve as the Plan Administrator and that the Plan Administrator (or individuals designated by the Plan Administrator) shall serve as the presiding officer and sole Governor of the Debtors (or, with respect to non-corporate Debtors, in equivalent positions of authority) after the Effective Date.  Moreover, pursuant to the Notice of Identification of CVV Trustees for Contingent Value Vehicle, dated December 11, 2006 (Docket No. 12760) (as corrected by notice dated December 13, 2006 (Docket No. 12787), the Proponents have disclosed that Bryan Bloom, Lee S. Hillman, David P. Stowell, Ralph J. Takala, and Dean A. Ziehl will serve as the CVV Trustees.  These disclosures satisfy the requirements of section 1129(a)(5) of the Bankruptcy Code.

X.                                    No Rate Changes (11 U.S.C. § 1129(a)(6)).  As the Plan does not effectuate any rate change, section 1129(a)(6) of the Bankruptcy Code is not applicable to the Debtors.

Y.                                     Best Interests of Creditors (11 U.S.C. § 1129(a)(7)).  With respect to each Impaired Class of Claims or Equity Interests, each holder of a Claim or Equity Interest of such Class:  (1) has accepted the Plan; or (2) will receive or retain under the Plan, on account of such Claim or Equity Interest, property of a value, as of the Effective Date of the Plan, that is not less than the amount that such holder would receive or retain if the Debtors were to be liquidated under chapter 7 of the Bankruptcy Code on such date.  This treatment satisfies the requirements of section 1129(a)(7) of the Bankruptcy Code.

Z.                                     Acceptance by Certain Classes (11 U.S.C. § 1129(a)(8)).  With respect to each Class of Claims or Equity Interests designated by the Plan (other than Intercompany Claims, which Class was not entitled to vote on the Plan) that actually contains Claims or Equity Interests entitled to vote, either:  (1) such Class has accepted the Plan or is deemed to accept the Plan (pursuant to Section 7.3 of the Plan and in accordance with decretal paragraph 6 hereof); or (2) such Class is not Impaired under the Plan.  Therefore, the requirements of section 1129(a)(8) of the Bankruptcy Code have been satisfied with respect to such accepting and/or Unimpaired Classes.  Pursuant to Section 7.3 of the Plan, any Class of Claims or Equity Interests that does not have a holder of an Allowed Claim or Equity Interest or a Claim or Equity Interest temporarily allowed by the Bankruptcy Court as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.  No party in interest has objected to that Plan provision.

AA.                         Treatment of Administrative and Tax Claims (11 U.S.C. § 1129(a)(9)).  Except to the extent that a holder of an Allowed Administrative Expense Claim, an Allowed Priority Tax Claim or another Allowed Priority Claim has agreed or agrees to a different treatment of such Claim, the Plan provides that, with respect to each Allowed Claim of a kind specified in sections 507(a)(1) and (a)(3) through (a)(8) of the Bankruptcy Code, the holder of such Claim will receive, on account of such Claim, cash on the Effective Date, or as soon thereafter as is reasonably practicable, equal to the allowed amount of such Claim.  This treatment of Allowed Administrative Claims, Allowed Priority Tax Claims and Allowed Other Priority Claims satisfies the requirements of section 1129(a)(9) of the Bankruptcy Code.

BB.                             Acceptance by Impaired Classes (11 U.S.C. § 1129(a)(10)).  The Plan has been accepted by at least one Voting Impaired Class under the Plan, which acceptance was determined without including any acceptance of the Plan by any insider holding a Claim in such Classes.  In addition, the Plan has been accepted or deemed accepted by a Voting Impaired Class for each Debtor for which there were creditors entitled to vote.  As a result, the requirements of section 1129(a)(10) of the Bankruptcy Code are satisfied.

CC.                             Feasibility (11 U.S.C. § 1129(a)(11)).  The Plan is a liquidating plan and therefore the requirement that it is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors (other than as contemplated by the Plan) is not relevant.  Further, there exist adequate sources and funds to make the distributions provided for under the Plan.  As a result, the requirement of section 1129(a)(11) of the Bankruptcy Code is satisfied.

DD.                           Payment of Fees (11 U.S.C. § 1129(a)(12)).  The fees payable by the Debtors to the United States Trustee or the clerk of this Court, as provided under 28 U.S.C.

§ 1930(a)(6) (the “UST Quarterly Fees”), constitute administrative expenses entitled to priority under section 507(a)(1) of the Bankruptcy Code and the treatment of such fees in the Plan satisfies section 1129(a)(12) of the Bankruptcy Code.  Pursuant to Section 16.1 of the Plan, all fees due and payable pursuant to section 1930 of title 28 of the United States Code, shall be paid by the Debtors on or before the Effective Date.  The Plan Administrator shall continue to pay such fees, as applicable, until the Chapter 11 Cases are closed.

EE.                               Retiree Benefits (11 U.S.C. § 1129(a)(13)).  Pursuant to Section 14.3 of the Plan, on and after the Effective Date, all retiree benefits (as that term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law for the period for which the Debtors are obligated to provide such benefits.  Hence, the requirements of section 1129(a)(13) of the Bankruptcy Code are satisfied.

FF.                               Principal Purpose of Plan (U.S.C. § 1129(d)).  No party in interest that is a governmental unit has requested that the Court not confirm the Plan on grounds that the principal purpose of the Plan is the avoidance of taxes or the avoidance of the application of Section 5 of the Securities Act of 1933, and the principal purpose of the Plan is not such avoidance.  Accordingly, the Plan satisfies the requirements of section 1129(d) of the Bankruptcy Code.

GG.                             Incorporation and Approval of Global Settlement (Bankruptcy Rule 9019).  The Plan incorporates the compromise and settlement of the Global Settlement.  The negotiations surrounding the Plan and the Global Settlement were conducted in good faith and at arms’ length, and the Global Settlement is of benefit to the Debtors’ estates and represents a fair, necessary and reasonable compromise of the Inter-Creditor Dispute and the Claims against and/or Equity Interests in the Debtors.  The terms and conditions of the Global Settlement, as embodied in the terms of the Plan, are an integral part of the Plan.  The Global Settlement represents a compromise of all issues related to the Inter-Creditor Dispute.  All issues related to the Inter-Creditor Dispute shall be deemed fully settled and compromised, and all proceedings relating to the Inter-Creditor Dispute shall be deemed dismissed with prejudice, in each case, as of the Effective Date.  On the Effective Date, all Persons shall be barred and enjoined from initiating and shall be deemed to have waived and released any Cause of Action, Administrative Claim or Claim to determine any issue that is the subject of the Inter-Creditor Dispute other than a Cause of Action to interpret the meaning of the Global Settlement or this Order (the relevant provisions of which constitute the Resolution Order under the Plan); provided, however, that entry of the Resolution Order and the Inter-Creditor Dispute Resolution shall not prejudice, diminish, affect, or impair the Bank Actions, Bank Third Party Claims, Investment Bank Third Party Claims, Defensive Claims or Estate Bank Defenses.  The Global Settlement, as reflected in the relative distributions and recoveries in respect of Claims and Equity Interests under the Plan, is fair and reasonable and accordingly is approved in all respects pursuant to Bankruptcy Rule 9019(a).

HH.                           Global Settlement is Fair and Equitable.  The Global Settlement settles a number of issues critical to the resolution of these Chapter 11 Cases, including:  (a) the avoidability, validity, characterization, allowance and priority of Intercompany Claims; (b) avoidance of allegedly fraudulent conveyances amongst Debtors; (c) allocation of the proceeds of the Sale Transaction and other assets of the Debtors; and (d) issues relating to substantive consolidation.  As more fully set forth in the Confirmation Bench Decision, the Global Settlement is fair, equitable, and well within the reasonable range of litigation outcomes for a number of reasons, including:

•                  The Global Settlement is the product of extensive, arm’s-length, good faith negotiations among the creditors holding claims throughout the capital structure, including representatives of and counsel to Committee II, Huff, the Arahova Noteholders Committee, the FrontierVision Committee, the Subsidiary Trade Committee, the FPL Committee, the Olympus Parties, and the ACC Settling Parties.  The Global Settlement was the result of an arm’s-length process involving fully informed parties, including parties whose economic interests are aligned solely with ACC.  Each party to the negotiations was represented by able, well-prepared counsel; and each party to the negotiations was knowledgeable concerning the issues and the underlying facts.

•                  Given the potential reasonable outcomes of continued litigation of the Resolution Process, the Global Settlement benefits all affected creditors because it appropriately balances the likelihood of success of each side of the Resolution Process with the benefits of settlement.

•                  If the Global Settlement is not approved, it is possible that affected creditors will receive smaller distributions than they would receive under the Global Settlement given the costly litigation, delay and other resultant costs that undoubtedly would ensue absent the Global Settlement, as well as the risks necessarily attendant to litigation.

•                  The Global Settlement benefits all creditors by, among other things, minimizing (1) the prolonged cost of administering the Debtors’ Estates and the resulting depletion of such Estates’ assets, (2) the professional fees and the delay and uncertainty associated with such litigation, (3) creditors’ lost time-value of money resulting from later distributions, and (4) the other costs to the Debtors’ Estates by remaining in bankruptcy, including, possibly, the costs of an initial public offering of TWC Class A Common Stock and SEC reporting requirements.

•                  The Global Settlement will save the Debtors’ estates hundreds of millions of dollars and give them greater certainty with regard to the timing and amount of creditor distributions.

•                  The Global Settlement provides affected creditors a fair and reasonable alternative to litigation, which is supported by the Creditors Committee, the Debtors, and substantial majorities of creditors throughout the Debtors’ capital structure, and the result it reaches falls well within the range of possible litigation outcomes.

•                  The Global Settlement is supported by sound business justifications.

•                  The Court has independently evaluated and assessed the merits of the positions that could be espoused with respect to the Inter-Creditor Dispute issues in the absence of a compromise, and finds that the settlements embodied in the Plan are fair, reasonable, and in the best interests of each of the Debtors’ estates.

II.                                     Incorporation and Approval of Settlement Regarding Dismissed Bank Actions (Bankruptcy Rule 9019).  Pursuant to Section 8.5(b) of the Plan, all Dismissed Bank Actions, if any, shall, with respect to the Debtor Parties only, be dismissed with prejudice and without costs, and the Debtor Parties shall be deemed to release the Bank Lenders, Investment Banks and/or other defendants with respect to the Dismissed Bank Actions, effective as of the Effective Date.

JJ.                                   Tabulation of ESL Claims.  Each Existing Securities Laws Claim classified in Class ACC 8 - Preferred Stock Interests or Class ACC 9 - Common Stock Interests entitled to vote for which a proof of claim was timely filed and for which a properly executed ballot was duly submitted was properly tabulated in the amount of one share of the security corresponding to such Existing Securities Laws Claim

KK.                           Releases and Exculpations.  The injunction, release and exculpation provisions contained in Sections 16.3 and 16.15 of the Plan are incorporated herein by reference as if set forth herein in extenso; provided, however, that such provisions are not approved to the extent provided in the Confirmation Bench Decision.  On the Effective Date, the provisions of Sections 16.3 and 16.15 of the Plan, solely to the extent permitted by applicable law and as limited by the Confirmation Bench Decision, shall be valid, binding and effective subject to the provisions of the Plan and the Confirmation Bench Decision.

LL.                               TWC as Successor to Debtors.  To the extent not previously provided for in a Final Order, and in furtherance of the findings contained in paragraph N of the 363 Sale Order, it is hereby found and determined that TWC is a successor to a Debtor under the Plan for purposes of section 1145 of the Bankruptcy Code.  In furtherance of the findings in the Sale Order that consummation of the Sale Transactions was an inextricable part of the Plan, the issuance of the TWC Class A Common Stock in connection with the Sale Transactions and the distribution of the TWC Class A Common Stock or any securities of TWC as a successor to a Debtor that are included in Plan Consideration (including whether directly to holders of Claims against or Equity Interests in the Debtors, or through the Debtors, the Plan Administrator, or any other entity) shall be exempt from any securities law registration requirements and any other applicable non-bankruptcy law or regulation under section 1145 of the Bankruptcy Code.  Each of the transfer agent for the TWC Class A Common Stock and TWC may rely on the instructions of duly authorized representatives of the Debtors, the Plan Administrator and their respective designees in connection with the distributions of the TWC Class A Common Stock under the Plan.  To the extent permitted by applicable law, neither the transfer agent for the TWC Class A Common Stock nor TWC (or any of its affiliates) shall have any liability for any failure of the Debtors to make distributions in accordance with the Plan.  The Debtors and the Plan Administrator shall respond to reasonable inquiries of the transfer agent for the TWC Class A Common Stock and TWC with respect to distributions of TWC Class A Common Stock under the Plan.

MM.       Deemed Distribution of TWC Class A Common Stock.  Under the terms of the Plan, 16.9% of the TWC Class A Common Stock otherwise distributable to creditors of the Subsidiary Debtors and payable to the Government under the Government Settlement Agreement (the “Hypothetical Subsidiary Creditor Stock Distribution”) will be placed in a Distribution Trust in partial funding of the reserve for the True-Up in lieu of being distributed to such creditors.  Similarly, 25% of the Hypothetical Subsidiary Creditor Stock Distribution will be placed in a Distribution Trust in partial funding of the reserve for the True-Up in lieu of being distributed to the creditors of the ACC Debtors.  Under the terms of the Plan, such TWC Class A

Common Stock is deemed distributed for the benefit of the creditors as of the Effective Date, with the only delay in the physical distribution being for the conclusion of the Test Period, the determination of the Market Value, and the determination of which particular creditor is entitled to receive distribution of the shares.  Accordingly, the Distribution Trust holding the True-Up Holdback is found to be an “Adelphia Claimant” within the meaning of the Registration Rights Agreement.

NN.         No Discharge.  The Plan is a liquidating plan for purposes of section 1141(d)(3)(A) of the Bankruptcy Code.  The Debtors have not sought, the Debtors are not being granted, and this Order shall not be construed to grant, a discharge pursuant to section 1141(d) of the Bankruptcy Code.

OO.         Payover of Rigas Notes.  For the reasons set forth in the Rigas Pay-over Bench Decision, for purposes of determining distributions to holders of Allowed ACC Senior Notes Claims, ACC Trade Claims and ACC Other Unsecured Claims under the Plan, the ACC Subordinated Notes purportedly held by Rigas Persons that were forfeited to the Government for transfer to the Debtors are deemed not to be outstanding for purposes of calculating the “payover” to ACC Senior Note Claims.

PP.          Stay of Confirmation Order.  The automatic 10-day stay of this Order pursuant to Bankruptcy Rule 3020(e) shall not be shortened.  However, for the reasons set forth in the Confirmation Bench Decision, the public interest strongly dictates against extending any such stay beyond such 10-day period.  The requirements of Bankruptcy Rule 8005 for action in this Court shall be deemed satisfied, and no further application to this Court for a stay is required.  Any further application for a stay shall be made to the District Court.

QQ.         Fixing of Cure Amounts.  Unless an objection has been timely filed with this Court, the amounts set forth on the applicable cure notices served pursuant to this Court’s October 14, 2005 order (Docket No. 8725) (the “Cure Procedures Order”), or, if disputed, the amounts agreed to in writing by the objecting party and the Debtors (the “Cure Amounts”), are deemed the amounts necessary to “cure” (within the meaning of section 365(b)(1) of the Bankruptcy Code) all “defaults” (within the meaning of section 365(b) of the Bankruptcy Code) under each executory contract or unexpired lease for which such notice was sent.  With respect to disputed Cure Amounts for which there is no agreement in writing, such disputes shall be resolved and/or determined in accordance with Section 14.1(b) of the Plan and further order of this Court.

INCORPORATION OF BENCH DECISIONS

The provisions, findings of fact and conclusions of law contained in the Confirmation Bench Decision and the Rigas Pay-over Bench Decision are hereby incorporated herein in their entirety.

DECREES

IT IS THEREFORE ORDERED, ADJUDGED AND DECREED THAT:

1.             Findings of Fact and Conclusions of Law.  The findings and the conclusions of law of this Court stated herein, in the Confirmation Bench Decision and in the Rigas Pay-over Bench Decision shall constitute findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable to these proceedings by Bankruptcy Rule 9014.  To the extent any finding of fact shall be determined to be a conclusion of law, it shall be so deemed, and vice versa.

2.             Objections.  To the extent that any Objections to confirmation of the Plan have not been withdrawn prior to entry of this Order, are not cured by the relief granted herein or resolved as stated by the Proponents on the record of the Confirmation Hearing, all such Objections shall be, and hereby are, overruled.

3.             Modifications.  The Proponents’ request for approval of the Modifications proposed by them is granted, and the Plan, as modified by the Modifications (including the Modifications required by the Confirmation Bench Decision), shall constitute the Plan approved hereby.  Without limiting Finding H, above, the terms of the Plan, as modified, are an integral part of this Order, are incorporated herein by reference and are “So Ordered” in their entirety.  In addition, the FV Holdco Stip, the JPMC Stip and the Syndicate Lender Motion are approved and “So Ordered” in their entirety.  Notwithstanding anything to the contrary contained in the Plan, (a) the FronterVision Litigation Fund shall be used and allocated in accordance with the JPMC Stip, and (b) to the extent that JPMC and/or CIBC (each as defined in the JPMC Stip) do not fully utilize their respective shares of the FrontierVision Litigation Fund, such excess amounts shall be available for the Bank Syndicate LIF, and then if not used, shall revert to the Estates and constitute Remaining Assets for distribution in accordance with the terms of the Plan.  The terms of the Plan Documents also are incorporated herein by reference and are an integral part of the Plan and this Order.   As a result of the approval of the Modifications, the Objections of the Bank of America are deemed withdrawn.

4.             Compliance with Bankruptcy Code.  The Plan complies with the Bankruptcy Code, including the requirements of sections 1122, 1123 and 1129 of the Bankruptcy Code.

5.             Classification of Claims and Equity Interests.  The classification of Claims and Equity Interests for purposes of the distributions to be made under the Plan shall be governed solely by the terms of the Plan.  The classifications set forth on the ballots tendered to or returned by holders of Claims against and Equity Interests in the Debtors in connection with voting on the Plan (a) were set forth on the ballots solely for the purposes of voting to accept or reject the Plan, (b) do not represent, and in no event shall be deemed to modify or otherwise affect, the actual classification of such Claims or Equity Interests under the Plan for distribution purposes, and (c) shall not be binding on the Proponents or the Debtors.

6.             Deemed Acceptance.  To the extent that no holders of Claims or Equity Interests eligible to vote in a particular Class voted to accept or reject the Plan, the Plan is deemed accepted by the holders of such Claims or Equity Interests in such Class.  Any Class of Claims or Equity Interests that did not have a holder of an Allowed Claim or Equity Interest or a Claim or Equity Interest temporarily allowed by the Bankruptcy Court as of the date of the Confirmation Hearing is deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

7.             Confirmation.  The Plan is hereby confirmed pursuant to section 1129 of the Bankruptcy Code.

8.             Approval of Global Settlement.  The Global Settlement as described in the Plan and all other related pleadings identified herein is hereby approved to the extent provided in the Confirmation Bench Decision and herein.  Specifically:

•                  All objections, if any, to the provisions of the Global Settlement that have not been withdrawn, waived or settled, and all reservations of rights included therein, are overruled.

•                  The Debtors are hereby authorized to execute, deliver, implement, and fully perform any and all obligations agreed upon in the Global Settlement and to take any and all actions reasonably necessary to consummate the settlement reflected in the Global Settlement.

•                  This provision shall inure to the benefit of the Debtors and shall be binding upon the Debtors and their respective successors and assigns, including any trustee or other fiduciary hereafter appointed as a legal representative of any of the Debtors and shall also be binding upon all creditors and equity interest holders of the Debtors and other parties in interest.

•                  For purposes of litigation commenced by or against the Debtors’ estates by third parties, the compromises respecting Intercompany Claims contained in the Global Settlement will not constitute a judicial finding that can be used by or against any of the parties to such litigation that any particular Intercompany Claims are valid debt obligations as opposed to equity contributions or dividends.

9.             Corporate Authorization.  The entry of this Order shall constitute authorization for the Debtors, their Affiliates, the Plan Administrator, and the CVV Trustees, as applicable, to take or cause to be taken all corporate, limited liability company, partnership or trust actions necessary or appropriate to implement all provisions of, and to consummate, the Plan and the Plan Documents prior to, on and after the Effective Date and, except as expressly provided in the Plan, all such actions taken or caused to be taken shall be deemed to have been authorized and approved by this Court without further approval, act or action under any applicable law, order, rule or regulation, including, without limitation, any action required by the stockholders, directors, members or partners of the Debtors and their Affiliates, including, among other things, (a) the adoption of new organizational documents for any Debtor, (b) the termination and cancellation of any outstanding instrument, document or agreement evidencing Notes Claims or Equity Interests in ACC, its subsidiaries that are ACC Debtors or any of the Subsidiary Debtors, (c) all transfers of Assets that are to occur pursuant to the Plan, (d) the incurrence of all obligations contemplated by the Plan and the making of all Plan Distributions, (e) the formation of the Contingent Value Vehicle, the qualification of the CVV Trustees and the transfers to the Contingent Value Vehicle as contemplated by the Plan, (f) the implementation of all settlements and compromises as set forth in or contemplated by the Plan, (g) entering into any and all transactions, contracts, or arrangements permitted by applicable law, order, rule or regulation, (h) the winding-up of any Debtor or the merger of any Debtor into another Debtor, (i) the issuance of stock of reorganized ACC to a trust or such entity established by the Plan Administrator, and (j) any other action consistent with the terms of the Plan.  The officers of the Debtors and the Plan Administrator, and the CVV Trustees are authorized and empowered to do all things and to execute and deliver all agreements, documents, instruments, notices and certificates as are contemplated by the Plan and the Plan Documents and to take all necessary action required in connection therewith, in the name of and on behalf of the Debtors.

10.           Reimbursement of Settlement Party Fee Claims.   Notwithstanding anything to the contrary contained in the Plan, requests for allowance and approval of Settlement Party Fee Claims are subject to applicable requirements of law and shall be made on application to this Court, which applications shall be required to be filed no later than the deadline established for the filing of final fee applications with respect to Fee Claims.  Nothing in the Plan or this Order shall constitute a determination of the entitlement of any party to receive payment of such claims, and the rights of the applicants, the United States Trustee and this Court are expressly reserved with respect to any such applications.

11.           Removal of Officers and Board Members.  Pursuant to Section 8.2 of the Plan, on the Effective Date, (a) the current directors, or in the case of a governing body created by a partnership agreement, limited liability company agreement or similar agreement, the members of such governing body (such persons and the corporate directors collectively, the “Governors”) of each Debtor shall be deemed to have been removed (without the necessity of further action), and (b) to the fullest extent permitted by applicable law, the rights, powers, and duties of the Governors of each Debtor that has a Governor shall vest in the Plan Administrator, and the Plan Administrator or its designee shall be the presiding officer and the sole Governor of each applicable Debtor.  The Plan Administrator shall make all determinations with respect to employment of any other directors, officers, managers and employees of the Debtors on and after the Effective Date.

12.           Holdback and Estimation Motions.  With respect to each Accepting Bank Class, each of (a) the Creditors Committee’s pending motion pursuant to sections 502(a), (b) and/or (d) of the Bankruptcy Code (Docket No. 10601) and the joinder thereto filed by the Equity Committee (Docket No. 10771) (collectively, the “Holdback Motion”), and (b) the Creditors Committee’s pending motion seeking to estimate certain claims of the Bank Lenders under sections 105 and 502(c) of the Bankruptcy Code (Docket No. 10640) and the joinders thereto filed by the Debtors (Docket No. 10784) and the Equity Committee (Docket No. 10771) (collectively, the “Estimation Motion”), shall be deemed withdrawn with prejudice and without costs, and without any other further action by any Person or order of this Court, as of the Effective Date.  All pending objections to the Bank Claims, including objections by the Creditors Committee and the Equity Committee (Docket Nos. 1964 and 10623), shall be deemed merged into the Bank Lender Avoidance Complaint and subject to the terms of the Plan and the prior withdrawal of the reference with respect to said complaint.

13.           Payment of Bank Claims.  All payments to holders of Bank Claims, whether prior to or during the Chapter 11 Cases pursuant to Section 5.2(c)(ii)(D) of the Plan: (a) shall be neutral and without prejudice to the prosecution and defense of the Bank Actions; provided, however, for the avoidance of doubt, that said neutrality and non-prejudice shall not preclude or limit any factual arguments regarding solvency or insolvency or similar consequences evidenced by, or relating to, said payments; (b) with respect to Bank Fee Claims and Bank Lender Post-Effective Date Fee Claims, shall be paid directly to the holder of such

Bank Claim; (c) notwithstanding anything otherwise to the contrary in the Prepetition Credit Agreements, with respect to principal and interest shall be paid directly to the Administrative Agent for the applicable Prepetition Credit Agreement for further payment to the applicable holder of an Allowed Bank Claim without any withholding or deduction therefrom; and (d) shall be made, subject to the other terms and provisions of the Plan, regardless of whether they voted to accept or reject the Plan.

14.           Distributions on Account of Bank Claims.  Distributions made to, or for the benefit of, the holders of Bank Claims in accordance with the provisions of the Plan shall not be subject to any Claims or Causes of Action by any Designated Holder, including Claims or Causes of Action arising under provisions of the Prepetition Credit Agreements that may require ratable distribution or sharing of payments made to the respective Bank Lenders.

15.           [Reserved].

16.           Limitation on Contribution and Indemnity Claims.  Section 9.2(d) of the Plan is hereby incorporated herein by reference as if set forth herein in extenso, is approved in all respects and shall be effective as provided therein.  Section 9.2(d) of the Plan and the corresponding provisions of this Order shall be a valid defense to any Third-Party Claim, and a Third Party shall be entitled to have the Presiding Court issue such orders as are necessary to effectuate the Third-Party Reduction and/or the Indemnity Defense, subject to and in accordance with Section 9.2(d) of the Plan.

17.           Transfer of Causes of Action; Litigation Indemnification Fund; Retained Right of Setoff.  Pursuant to section 9.2(a)(i) of the Plan, on the Effective Date, subject to Section 9.2(a)(ii) of the Plan, and notwithstanding any limitation or prohibition on transfer contained in any contract, agreement or applicable non-bankruptcy law, title to the Causes of

Action, including the Designated Litigation (subject to the Defensive Claims and the Estate Bank Defenses that have been or may be asserted or, but for such transfer, could have been asserted by any party to the Designated Litigation against or by, as applicable, any Debtor transferor), but excluding:  (a) Causes of Action relating to liability for taxes to, or refunds of taxes from, a Governmental Authority, (b) Causes of Action arising out of or relating to the Sales Transaction Documents, (c) Causes of Action against any insurer arising out of or relating to matters for which the Debtors would otherwise be liable or suffer an insurable loss, and (d) Causes of Action that are Dismissed Bank Actions as of the Effective Date, shall automatically be transferred to the Contingent Value Vehicle without any further action on the part of any Person (which Contingent Value Vehicle shall have the right to further assign such Designated Litigation).  For the avoidance of doubt, the transfer of any Designated Litigation to the Contingent Value Vehicle shall not affect negatively or enhance any Estate Bank Defenses or any Defensive Claim.  The transfer of the Designated Litigation to the Contingent Value Vehicle shall not abrogate rights, if any, of the Investment Banks to assert Claims or Causes of Action for defensive purposes, to the extent permitted under applicable law, or defenses, if any, of such Investment Banks in connection with the Designated Litigation.  Pursuant to Section 9.2(a)(iii) of the Plan, the Bank Lender Avoidance Complaint may be amended by: (a) adding successors and assigns to the rights of holders of Bank Claims, to the extent it is alleged that such Claims are subject to the defenses and grounds for disallowance applicable to the Bank Claims and to the initial holders thereof, (b) repleading the Bank Actions with further particularity, to the extent permitted pursuant to applicable law, or (c) as otherwise permitted pursuant to applicable law, in each case subject to the limitations and conditions of the Plan and the provisions of the DIP Order, to the extent applicable; provided, however, that nothing in this Order or in Section

9.2(a)(iii) of the Plan shall limit, prejudice or impair any Person’s right to assert any Defensive Claims, Estate Bank Defenses, Bank Third Party Claims or Investment Bank Third Party Claims.

18.           Environmental Liability.  Pursuant to Section 16.3(e) of the Plan, nothing in the Plan or this Order shall release, discharge, enjoin, or preclude the enforcement of any environmental liability arising post-Effective Date or arising from an event that occurred prior to the Effective Date where the liability continues post-Effective Date to a Governmental Authority and such liability to a Governmental Authority is a liability to which the relevant entity is subject as the owner or operator of property after the Effective Date.

19.           Indemnity Contract Unaffected.  Nothing contained herein shall impair or otherwise prejudice or alter the rights and remedies of Travelers Casualty and Surety Company of America as set forth (i) in the Order Authorizing and Approving Indemnity Contract by and Between Debtors and Travelers Casualty and Surety Company of America and Granting Related Relief, dated April 8, 2004 (Docket No. 4446), and the agreement approved therein, authorizing the providing of surety credit, or (ii) the Order Authorizing and Approving Indemnity Contract By and Between Debtors and Travelers Casualty and Surety Company of America and Granting Related Relief, dated September 13, 2006 (Docket No. 11991), each of which shall remain enforceable in accordance with their terms.

20.           Operations Between the Confirmation Date and the Effective Date.  Pursuant to Section 8.1 of the Plan, except as set forth in the Plan with respect to the appointment of the Plan Administrator, during the period from the Confirmation Date through and until the Effective Date, the Debtors shall continue to operate their businesses as Debtors-in-Possession, subject to the oversight of this Court as provided in the Bankruptcy Code, the Bankruptcy Rules and all orders of this Court that are then in full force and effect, including, but not limited to, the automatic stay set forth in section 362 of the Bankruptcy Code.

21.           Obligations Under the Sale Transaction Documents.  Pursuant to Section 16.22 of the Plan, to the extent any obligations of any of the Debtors under the Sale Transaction Documents are transferred or assigned to, or assumed by, any successor to (or assignee of) the Debtors, including the Plan Administrator, (a) such obligations shall be fully enforceable against such successor or assignee and (b) to the extent provided in the Sale Transaction Documents, such obligations shall remain fully enforceable against the Debtors on a joint and several basis.

22.           Exculpation; Releases.  As set forth in Finding KK, above, the injunction, release and exculpation provisions contained in Sections 16.3 and 16.15 of the Plan are incorporated herein by reference as if set forth herein in extenso; provided, however, that such provisions are not approved to the extent provided in the Confirmation Bench Decision.  On the Effective Date, the provisions of Sections 16.3 and 16.15 of the Plan, solely to the extent permitted by applicable law and as limited by the Confirmation Bench Decision, shall be valid, binding and effective subject to the provisions of the Plan and the Confirmation Bench Decision.

23.           Limitations on Exculpations and Releases.  Notwithstanding the foregoing paragraph or anything contained herein, the releases and exculpations are expressly limited by the provisions of the Confirmation Bench Decision and the Plan, including, but not necessarily limited, to Sections 16.3(b), (c), (d), (e), and (f) of the Plan.

24.           Plan Provisions Respecting Executory Contracts and Unexpired Leases.  The provisions respecting executory contracts and unexpired leases contained in Article XIV of the Plan are incorporated herein by reference as if set forth herein in extenso, are approved in all respects and shall be effective as provided for therein.

25.           Approval of the Assumption of Executory Contracts and Unexpired Leases.  Entry of this Order shall constitute approval of the rejections, retentions, assumptions and/or assignments contemplated by the Plan pursuant to sections 365 and 1123 of the Bankruptcy Code, in each case as of the Effective Date.  Each executory contract and unexpired lease assumed pursuant to Section 14.1 of the Plan shall vest in and be fully enforceable by the applicable Debtor in accordance with its terms, except as modified by the provisions of the Plan, or any order of this Court authorizing or providing for its assumption or applicable federal law.

26.           Charlotte-Mecklenburg Franchise Agreements.  As contemplated by a settlement agreement between the Debtors and the local franchising authorities represented by the Charlotte-Mecklenburg Office of Cable and Franchise Management (collectively, “Charlotte-Mecklenburg”), dated as of July 28, 2006, notwithstanding anything in the Plan or this Order to the contrary, with respect to any agreement between the Debtors and the Charlotte-Mecklenburg communities that has not previously been assumed or rejected by the Debtors and that primarily relates to the cable systems located within the Charlotte-Mecklenburg communities (the “C-M Assets”), such agreements may be assumed and assigned to either TWC or Charlotte-Mecklenburg upon a determination by this Court as to the value of the C-M Assets.

27.           Deemed Rejection of Executory Contracts and Unexpired Leases not Specifically Assumed.  On the Effective Date, all executory contracts and unexpired leases of the Debtors shall be rejected pursuant to the provisions of section 365 of the Bankruptcy Code, except:  (a) any executory contract or unexpired lease that is the subject of a separate motion to assume or assume and assign filed pursuant to section 365 of the Bankruptcy Code by the Debtors before the Effective Date; (b) any executory contract or unexpired lease listed on Schedule 14.1 of the Plan Documents, which shall be deemed assumed as of the Effective Date and which schedule the Proponents may amend any time prior to the Effective Date; and (c) any executory contract or unexpired leases assumed or assumed and assigned by order of the Bankruptcy Court entered before the Effective Date.

28.           Conditions to Rejection, Assumption, or Assignment.  Notwithstanding any provision contained herein or in the Plan to the contrary, no executory contracts or unexpired leases of the Debtors shall be deemed assumed, assumed and assigned, or rejected by operation of the Plan or this Order unless and until the Effective Date shall have occurred, and confirmation of the Plan shall not be deemed to have occurred with respect to such contracts and leases until the Effective Date.  If the Effective Date does not occur, the deadline by which the Debtors may assume, assume and assign or reject any executory contracts or unexpired leases (including leases of nonresidential real property) shall be the later of (a) any deadline set forth in an extant order of this Court as if no confirmation of a Plan has occurred in the Chapter 11 Cases and (b) 180 days after the date the Confirmation Hearing is concluded.

29.           Rejection Damages Claims.  Holders of Claims created by the rejection of executory contracts and unexpired leases under the Plan or the expiration or termination of any executory contract or unexpired lease prior to the Confirmation Date must file and serve on the Debtors a proof of claim (a) in the case of an executory contract or unexpired lease rejected by the Debtors prior to the Confirmation Date, in accordance with the Bar Date Notice, or (b) in the case of an executory contract or unexpired lease that (i) was terminated or expired by its terms prior to the Confirmation Date, or (ii) is rejected pursuant to Article XIV, no later than thirty (30) days after the Confirmation Date.  Any such Claims for which a proof of claim is not filed and served within such time will be forever barred from assertion and shall not be enforceable against the Debtors, their respective estates or the Assets.  Unless otherwise ordered by the

Court, all such Claims that are timely filed as provided herein shall be treated as Trade Claims under the Plan subject to objection by the Plan Administrator.

30.           Right to Object to Cure Amounts.  After the Effective Date and in its sole discretion (subject to the rights of the Buyers under the Purchase Agreements), the Plan Administrator shall have the right to reject (a) any executory contract or unexpired lease that is the subject of a dispute over the amount or manner of cure pursuant section 365 of the Bankruptcy Code and (b) any agreement, obligation, security interest, transaction, lease or similar undertaking that the Bankruptcy Court later determines to be an executory contract or unexpired lease that is subject to assumption or rejection under section 365 of the Bankruptcy Code.  At all times through the date that is the later of (a) the Effective Date and (b) five Business Days after this Court enters an order resolving and fixing the amount of a disputed Cure Amount, or resolving any other dispute relating to a proposed retention, assumption and/or assignment of a contract or lease, the Debtors and/or the Plan Administrator shall be authorized to reject such executory contract or unexpired lease by notice to the non-debtor party to such executory contract or unexpired lease.

31.           Plan Administrator.  On or after the Confirmation Date but prior to the Effective Date, the Plan Administrator shall assume all of its obligations, powers and authority under the Plan with respect to the Pre-Effective Date PA Duties.  On the Effective Date, the Plan Administrator shall assume all of its other obligations, powers and authority under the Plan.  Pursuant to Section 13.1(b)(ii) of the Plan, (a) the Plan Administrator (i) prior to the Effective Date, shall be independent of the Debtors and shall report to the Creditors Committee with respect to the Plan Administrator’s obligations under the Plan; and (ii) shall be a fiduciary of each of the Estates; (b) neither the Debtors (except as expressly set forth in the Plan

Administrator Agreement) nor their respective boards of directors, managements, employees and professionals shall have any liability for any action taken or omitted to be taken by the Plan Administrator in performing the Pre-Effective Date PA Duties, and all Persons are enjoined from pursuing any Claims against the foregoing pursuant to the Plan on account of any such action taken or omitted to be taken, and the Debtors, Reorganized Debtors and the Contingent Value Vehicle shall indemnify and hold harmless such officers, directors, managers, employees, members and professionals against and advance the costs of defense in defending against any such liability (provided that neither the Plan Administrator nor the Contingent Value Vehicle shall have any responsibility to reserve for such liabilities unless and until ordered by the Bankruptcy Court after the Initial Distribution Date); (c) any determinations made by the Plan Administrator with respect to the establishment of reserves under the Plan shall not be binding on any party if the Effective Date fails to occur; and (d) if the Plan is withdrawn or otherwise abandoned prior to the occurrence of the Effective Date, the Plan Administrator position shall thereafter be dissolved.

32.           TWC as Successor; CVV Interests.  TWC is a successor to a Debtor under the Plan for purposes of section 1145 of the Bankruptcy Code.  The issuance of the TWC Class A Common Stock in connection with the Sale Transactions and the distribution of the TWC Class A Common Stock or any securities of TWC as a successor to a Debtor that are included in Plan Consideration (including whether directly to holders of Claims against or Equity Interests in the Debtors, or through the Debtors, the Plan Administrator, or any other entity) shall be exempt from any securities law registration requirements and any other applicable non-bankruptcy law or regulation under section 1145 of the Bankruptcy Code.  Pursuant to Section 12.2(b) of the

Plan, the issuance and distribution of the CVV Interests are exempt from any securities law registration requirements under section 1145 of the Bankruptcy Code.

33.           Treatment of Administrative Claims.  All requests for allowance of Administrative Claims, including Fee Claims, shall be governed by Section 6.2 of the Plan, which is incorporated herein by reference as if set forth in extenso.

34.           Interest on Tax Claims.  Pursuant to Section 6.3 of the Plan, unless the Debtors have paid the holder of an Allowed Tax Claim prior to the Effective Date or such holder agrees to a different treatment, each holder of an Allowed Tax Claim shall receive in full satisfaction of such holder’s Allowed Tax Claim the amount of such holder’s Allowed Tax Claim (including interest thereon, if any, at the applicable state statutory interest rate) in Cash on the later of the Initial Distribution Date or the date on which such Tax Claim becomes an Allowed Tax Claim, or as soon thereafter as is practicable; provided, however, that no default interest or penalties shall be paid unless such payments are (a) agreed to by the Plan Administrator, or (b) ordered to be paid by this Court.

35.           Time for Filing Administrative Claims.  Except as otherwise ordered by this Court, the holder of an Administrative Claim, other than (a) a Fee Claim, a Settlement Party Fee Claim, an FPL Fee Claim or an Olympus Fee Claim, (b) a liability incurred and payable in the ordinary course of business by a Debtor, (c) an Administrative Claim that has been Allowed on or before the Effective Date, (d) Claims of the Buyers under the Sale Transaction Documents (but excluding Retained Claims), (e) expense or liability incurred in the ordinary course of the Debtors’ businesses on or after the Effective Date; (f) ordinary course professionals retained by the Debtors pursuant to an order(s) of the Bankruptcy Court, (g) expenses, liabilities or obligations of the type described in Section 16.23 of the Plan, and claims for indemnification, contribution, or advancement of expenses pursuant to (i) any Debtor’s certificate of incorporation, by-laws, partnership agreement, limited liability company agreement or similar organizational document or (ii) any indemnification or contribution agreement approved by the Bankruptcy Court; (h) Administrative Claims arising, in the ordinary course of business, out of the employment of individuals from and after the Commencement Date; (i) any Administrative Claim arising outside of the ordinary course of business out of the employment of individuals from and after the Commencement Date of a type (or pursuant to an employee benefit plan or program) approved by the Bankruptcy Court; or (j) fees of the United States Trustee arising under 28 U.S.C. § 1930 (collectively, “Excluded Administrative Claims”), must file with the Bankruptcy Court and serve on the Debtors, the Statutory Committees and the Office of the United States Trustee, notice of such Administrative Claim within forty (40) days after service of Notice of Confirmation.  Such notice (the “Administrative Claim Notice”) must include at a minimum (A) the name of the Debtor(s) that are purported to be liable for the Administrative Claim, (B) the name of the holder of the Administrative Claim, (C) the amount of the Administrative Claim, (D) the basis of the Administrative Claim, and (E) supporting documentation for the Administrative Claim.

36.          Failure To Timely File Administrative Claims.  Except with respect to Excluded Administrative Claims, any holder of an Administrative Claim who fails to file an Administrative Claim Notice in respect of such Claim on or before 5:00 p.m. Eastern time on the date which is forty (40) days after service of Notice of Confirmation shall be forever barred, estopped and enjoined from asserting such Administrative Claim (or filing an Administrative Claim Notice or any other proof of claim with respect thereto), and the Debtors and their Assets shall be forever discharged from any and all indebtedness or liability with respect to such Administrative Claim, and such holder shall not be entitled to receive any distribution in the Chapter 11 Cases on account of such Administrative Claim.  Proof of an Administrative Claim shall be mailed to one of the following addresses:

Via Overnight Delivery:	Via First Class Mail:

Adelphia Communications Corp. Claims Processing Center c/o United States Bankruptcy Court Southern District of New York One Bowling Green, New York, NY 10004-1408	Adelphia Communications Corp. Claims Processing Center P.O. Box 5059, Bowling Green Station New York, NY 10274-5059

37.           Time for Filing Fee Claims.  Each Professional Person who holds or asserts a Fee Claim, other than ordinary course professionals retained by the Debtors pursuant to an order(s) of the Bankruptcy Court shall be required to file with this Court, and serve on all parties required to receive notice, a Fee Application within forty-five (45) days after the Effective Date (which time period may be expanded upon agreement of the Debtors and the Creditors Committee).  The failure to file timely and serve such Fee Application shall result in the Fee Claim being forever barred, discharged and Disallowed.

38.           Deemed Disallowance.  Pursuant to Section 11.4 of the Plan, any Claims not set forth in the Claims Register (except for Administrative Claims for which no proof of claim is required to be filed pursuant to Section 6.2(a) of the Plan) or Allowed pursuant to the Plan, and/or any Claims or Equity Interests held by any Rigas Persons, shall be deemed Disallowed under the Plan unless and until Allowed by Final Order.  In addition, Claims (including Claims filed against any of the JV Debtors) filed by an Indenture Trustee for tort or other claims, other than claims for principal, interest, fees and expenses against the issuer(s) and guarantor(s) of the respective debt securities under the Indenture(s) under which the Indenture Trustee serves, shall be deemed Disallowed.  Plan Consideration and CVV Interests in reserves for Disputed Claims and Equity Interests or otherwise designated for payment under the Plan are unavailable to pay unsecured, non-priority, non-governmental Claims that, as of the Effective Date, have not been reserved for as expressly required by the Plan or by the Effective Date and either for which no proof of claim was timely filed and served in accordance with the applicable Bar Date Notice or which were not timely scheduled by the Debtors as undisputed, non-contingent and liquidated; nor shall Plan Consideration or CVV Interests distributed pursuant to the Plan be available for such purpose.

39.           Authorization to Make Distributions.  The Debtors and their designees and the Plan Administrator and the CVV Trustees are authorized and empowered to make distributions in accordance with the Plan (and, in the case of the CVV Trustees, in accordance with the CVV Declaration).

40.           Sufficiency of Reserves for Disputed Claims.  The Plan Administrator may establish on the Effective Date Disputed Claims Reserves on account of Disputed Subsidiary Debtor Trade Claims, Disputed Subsidiary Debtor Unsecured Claims, Disputed ACC Trade Claims, and Disputed ACC Unsecured Claims in the amounts set forth in the Notice of Amount of Trade and Other Unsecured Disputed Claims Reserves filed by the Debtors on December 14, 2006 (Docket No. 12792), and such amounts are hereby approved as sufficient.  Distributions with respect to a Designated Holder’s Bank Claim shall be deposited in a Disputed Bank Reserve Fund, which shall be a separate account for each Prepetition Credit Agreement and shall be invested in Permitted Investments pending distribution of the funds in such account pursuant to the terms of the Plan.

41.           Approval of Plan Documents.  Entry of this Order shall constitute approval of the Plan Documents and all exhibits to the Plan, and all transactions contemplated thereunder.  The Debtors, the Creditors Committee, the Plan Administrator, and the CVV Trustees are authorized to execute, deliver, file, assume and/or perform under each of the Plan Documents to which it or they are a party.  Prior to the Effective Date, the Plan Documents may be modified and/or amended after the date hereof; provided that any such modification and/or amendment shall not materially and adversely affect the rights of any holder of a Claim against or Equity Interest in the Debtors.  After the Effective Date, the Plan Documents may be amended and/or modified in accordance with the terms thereof.

42.           Authorization to Effectuate Terms of Plan.  Without further order of this Court, each of the Debtors is authorized to execute, deliver, file, or record such contracts, instruments, releases, and other agreements or documents (including the Plan Documents), and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan and any of the distributions made pursuant to the Plan.

43.           Reservation of Litigation Rights.  Nothing in the Plan or this Order shall have the effect of (a) creating or eliminating any right to a trial by jury for any claim or cause of action asserted in any of the Causes of Action, including the Designated Litigation, including in any Bank Action or (b) impairing or prejudicing in any respect the right of (i) a holder of a Bank Claim or Investment Banks to assert (A) solely on a defensive basis and not for any affirmative recovery against any Debtor Party, any Defensive Claims, (B) Bank Third Party Claims or (C) Investment Bank Third Party Claims, or (ii) the CVV Trustee to assert any Estate Bank Defenses.  In the event the Contingent Value Vehicle receives a recovery from a Person on account of a Cause of Action transferred to the Contingent Value Vehicle that gives rise to an Allowed Claim under section 502(h) of the Bankruptcy Code, the recovery from such Person shall be reduced by the amount of distributions that otherwise would be made on account of such Allowed Claim.

44.           Prestige Litigation.  Nothing contained in the Plan or this Order shall prejudice the rights of any named defendant to assert any and all defenses including, without limitation, those arising under section 502(h) of the Bankruptcy Code in adversary proceeding no. 04-03293 (REG), Adelphia Communications Corporation, et al. v. Prestige Communications of NC, et al., pending before the Bankruptcy Court, or of the Debtors or the CVV to assert any claims in that adversary proceeding.

45.           Preservation of Rights of Praxis Entities.  With respect to the proofs of claim filed by Praxis Capital Ventures, L.P., Praxis Capital Partners, LLC, and Praxis Capital Management (collectively, the “Praxis Entities”), nothing contained in the Plan or this Order shall preclude the Praxis entities from asserting against the Debtors and their successors valid rights of set off and recoupment (if any), and/or rights arising under section 502(h) of the Bankruptcy Code (if any).

46.           Rembrandt Administrative Claims.  Pursuant to the Stipulated Order Establishing Separate Reserve For Rembrandt Technologies, LP (“Rembrandt”) Administrative Claim, dated December 13, 2006 (Docket No. 12773) (the “Rembrandt Stipulation”), the Plan Administrator shall disburse funds from the Dedicated Rembrandt Reserve (as defined in the Rembrandt Stipulation) to Rembrandt to the extent that the Rembrandt Administrative Claim (as defined in the Rembrandt Stipulation) becomes an Allowed Administrative Claim, and the Plan Administrator shall only use such funds for any other purpose pursuant to the Plan (a) after the Rembrandt Administrative Claim is fully adjudicated pursuant to a Final Order and (b) after the

Allowed Rembrandt Administrative Claim (as defined in the Rembrandt Stipulation) is paid in full.

47.           Disney Affiliates’ Administrative Claims.  The Debtors and/or the Plan Administrator shall establish and fund a reserve for the administrative claims of the Walt Disney Internet Group (“WDIG”), ABC Cable Network Group and its affiliates (“ACNG”), and ESPN and its Affiliates (“ESPN,” and together with WDIG and ACNG, the “Disney Affiliates”) pursuant to the terms of the Stipulated Order Establishing Separate Reserve for the Disney Affiliates’ Administrative Claims, dated December 18, 2006 (Docket No. 12840).

48.           Release of CCC Escrow Account.  All funds held in the escrow account created pursuant to the Order Approving A Global Settlement By And Among Adelphia Communications Corporation, Century Communications Corporation, the Post-Confirmation Bankruptcy Estate Of Century/ML Cable Venture, And ML Media Partners, L.P. Resolving Proofs Of Claim And Adversary Proceeding No. 02-02544, dated May 22, 2006, shall be released from escrow and may be used for general distributions as contemplated herein and in the Plan.

49.           Preservation of Rights of D&O Carriers.  No injunctive provision of the Plan or the Confirmation Order shall enjoin or limit any claims, causes of action or defenses to coverage that Associated Electric & Gas Insurance Services Limited, Federal Insurance Company and Greenwich Insurance Company (collectively, the “D&O Carriers”) may assert against the Debtors or any other Person in the action commenced by the D&O Carriers in the United States District Court for the Eastern District of Pennsylvania captioned, Associated Elec. & Gas Ins. Servs., et al.  v. Rigas, et al., Case No. 2:02-cv-07444-MMB (the “Rescission Action”); provided, however, pursuant to paragraph 3(i) of the Order of this Court, dated January

24, 2004 (the “January 24, 2004 Order”), entered in the adversary proceeding titled Adelphia Communications Corporation v. Associated Electric & Gas Insurance Services, Inc., et. al, defendants, Adv. Pro. No. 03-09580 (REG) (the “D&O Adversary Proceeding”) proceedings in the Rescission Action are stayed insofar as they relate, in any way, to rescission of the (a) director and officer liability insurance policy no. D0999A1A00 issued to ACC by Associated Electric & Gas Insurance Services Limited, (b) director and officer liability insurance policy no. 8181-10-37 issued to ACC by Federal Insurance Company, and (c) director and officer liability insurance policy no. ELU 82137-00 issued to ACC by Greenwich Insurance Company (collectively, the “D&O Policies”).  Any request to modify and/or reconsider the January 24, 2004 Order or to seek a determination as to whether the Rescission Action should proceed in the United State District Court for Eastern District of Pennsylvania (the court in which the Rescission Action is currently pending) or before this Court shall be made to this Court by motion (the “D&O Motion”) on notice to all of the parties to the D&O Adversary Proceeding and the Debtor Parties.  The D&O Carriers and the Debtors hereby expressly reserve all of their respective rights, remedies and defenses in connection with the D&O Policies and at law, including, but not limited to, all of their respective rights, remedies and defenses in the D&O Adversary Proceeding and the Rescission Action.  No party shall file a D&O Motion until the date which is thirty (30) days after the earlier of (a) the date of entry of a Final Order denying the Debtors’ pending Motion Pursuant to Section 363 of the Bankruptcy Code and Bankruptcy Rule 9019 for Order Approving Settlement and Purchase Agreement with D&O Insurers and Authorizing Sale of D&O Policies Free and Clear of Liens, Claims, Interests and Other Encumbrances, dated November 21, 2006 (the “D&O Sale Motion”), and (b) the date of the withdrawal of the D&O Sale Motion by the Debtor Parties.  Payment of any claim awarded to the D&O Carriers in the Rescission Action or in the D&O Adversary Proceeding (the “D&O Damage Claim”) shall be made in accordance with the terms of the Plan; provided, however, the Debtor Parties reserve the right to object to the D&O Damage Claim on any grounds, including, but not limited to, the fact that such claims were not preserved by the D&O Carriers in timely filed proofs of claim, and the D&O Carriers reserve their rights with respect thereto. Except to the extent set forth in the proviso to the last sentence of this decretal paragraph, no release or exculpation provision of the Plan or the Confirmation Order shall be construed as a release of, or affect or limit in any way, the D&O Carriers’ rights to assert any and all claims, causes of action or defenses to coverage against the Debtors or any other Person in the Rescission Action.  The D&O Carriers and the Debtor Parties expressly reserve all of their respective rights, remedies and defenses in connection with the D&O Policies and at law, including, but not limited to, all of their respective rights, remedies and defenses in the D&O Adversary Proceeding and the Rescission Action; provided, however, that upon payment of the D&O Damage Claim pursuant to the terms of the Plan, the release and exculpation provisions of the Plan and the Confirmation Order shall be binding on the D&O Carriers.

50.           Calyon Provisions.  The Debtors shall establish and maintain an additional reserve of $700,000.00 to provide for the payment of Bank Lender Post-Effective Date Fee Claims that may be asserted by Calyon in excess of its share of the Non-Administrative Agents LIF and which claims shall be subject to the terms of the Plan and the Confirmation Bench Decision.

51.           Section 13.2(g).  Notwithstanding the December 31, 2006 deadline contained in Section 13.2(g) of the Plan to complete the actions specified in such section, such actions may be completed on, prior to, or as soon as reasonably practicable after the occurrence of the Effective Date.

52.           Revocation of Plan.  Pursuant to Section 16.12 of the Plan, the Proponents, acting collectively, shall retain the right to revoke and withdraw the Plan with respect to any one or more of the Debtors prior to the occurrence of the Effective Date.  If the Proponents revoke or withdraw the Plan with respect to any one or more of the Debtors, or if the Effective Date does not occur as to any Debtor, then, as to such Debtor, the Plan and all settlements and compromises set forth in the Plan and not otherwise approved by a separate Final Order shall be deemed null and void.

53.           Ratification of Transactions Prior to Confirmation Date.  The entry of this Order shall constitute the ratification of all transactions effected by the Debtors during the period commencing on the Commencement Date and ending on the Confirmation Date except for any acts constituting willful misconduct, gross negligence, recklessness or fraud.  The entry of this Order shall constitute a judicial determination that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the Plan, is valid and enforceable pursuant to its terms.  Notwithstanding the foregoing, this paragraph 53 shall not serve to waive, impair or relinquish any of the Estates’ claims, defenses or causes of action relating to or arising under transactions effected by the Debtors.

54.           Stay of Confirmation Order.  The automatic 10-day stay of this Order pursuant to Bankruptcy Rule 3020(e) shall not be shortened.  The requirements of Bankruptcy Rule 8005 for action in this Court shall be deemed satisfied, and no further application to this Court for a stay is required.  Any further application for a stay shall be made to the District Court.

55.           Conflicts.  To the extent this Order and/or the Plan conflicts with (a) the Disclosure Statement, (b) any other agreement entered into among the Proponents and any party, or (c) other orders of the Court, the Plan controls the Disclosure Statement and any such agreements or prior orders, and this Order controls the Plan.

56.           Binding Effect of Plan.  From and after the Confirmation Date, but subject to the occurrence of the Effective Date, the Plan shall be binding on and inure to the benefit of the Debtors, all present and former holders of Claims and Equity Interests, and their respective successors and assigns, including the Plan Administrator.

57.           Reversal of Order.  Subject to applicable law, if any or all of the provisions of this Order are hereafter reversed, modified or vacated by subsequent order of this Court or any other court, such reversal, modification or vacatur shall not affect the validity of the acts or obligations incurred or undertaken under or in connection with the Plan prior to the Proponents’ receipt of written notice of any such order.  Notwithstanding any such reversal, modification or vacatur of this Order, any such act or obligation incurred or undertaken pursuant to, and in reliance on, this Order prior to the effective date of such reversal, modification or vacatur shall be governed in all respects by the provisions of this Order and the Plan and all documents related to the Plan and any amendments or modifications to any of the foregoing.

58.           Reference to Plan.  Failure specifically to include or reference particular sections or provisions of the Plan or any related agreement in this Order shall have no effect on the validity, binding effect or enforceability of such provision and such provision shall have the same validity, binding effect and enforceability as every other provision of the Plan, it being the intent of the Court that the Plan be confirmed and any such related agreements be approved in their entirety.

59.           [Reserved].

60.           Retention of Jurisdiction.  This Court shall retain jurisdiction over the Chapter 11 Cases (a) pursuant to and for the purposes of section 105(a), 1127 and 1142 of the Bankruptcy Code, and (b) as set forth in Article XV of the Plan, which is incorporated herein by reference as if set forth in extenso.  As set forth in the Confirmation Bench Decision, this Court shall retain exclusive jurisdiction to consider any claims concerning the Covered Matters.

61.           Notice of Confirmation.  The Proponents and/or their authorized agent(s) shall serve a notice of entry of this Order, as provided in Bankruptcy Rule 2002(f)(7), to all creditors and equity security holders of the Debtors within ten (10) Business Days after the Effective Date.

62.           Notice to Interested Parties.  Except as otherwise may be provided in the Plan or herein, notice of all subsequent pleadings in the Chapter 11 Cases after the Effective Date shall be limited to the following parties:  (a) the Debtors and their counsel; (b) counsel for the Statutory Committees; (c) the Office of the United States Trustee, (d) any party known to be directly affected by the relief sought; (e) any holder of a Bank Claim that serves a written request on the Debtors on or after the date of this Order for service of such pleadings; and (f) any other party that serves a written request on the Debtors on or after the date of this Order for service of such pleadings.

IT IS SO ORDERED this 5th day of  January, 2007.

/s/ Robert E. Gerber
THE HONORABLE ROBERT E. GERBER
UNITED STATES BANKRUPTCY JUDGE

Exhibit A

Date	Docket No.	Objecting Party
11/02/06, 11/22/06	12408, 12508, 12524	JPMorgan Chase Bank, N.A.,
11/15/06, 11/24/06	12453, 12534	Bank of America, N.A.
11/20/06	12485	Prestige Communications, Inc.
11/21/06	12494	Travelers Casualty & Surety Company of America (Reservation of Rights)
11/22/06	12507	Various Investment Banks
11/22/06	12509	Associated Electric & Gas Insurance Services Limited, Federal Insurance Company, and Greenwich Insurance Company
11/22/06	12517	Praxis Entities
11/22/06	12519	X-L Cable Corporation
11/22/06	12522	Class Action Plaintiffs (Reservation of Rights)
11/22/06	12525	Walt Disney Company and its Affiliates
11/22/06	12527	Rembrandt Technologies, LP
11/24/06, 12/4/06	12533, 12634	Equity Committee
11/24/06	12538	ACC Bondholder Group
11/24/06	12539	Ad Hoc Committee Of Non-Agent Secured Lenders
11/24/06	12540	United States Trustee
11/24/06	12541	Michael C. Mulcahey
11/24/06	12542	The Calyon Parties